UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Endeavour International Corporation

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May 12, 2014

Dear Fellow Endeavour Stockholder:

As we mentioned in our letter to you on May 6, a dissident, Talisman Group Investments, LLC and its affiliates (collectively, “Talisman”), is seeking to install its Chief Executive Officer, Jason Kalisman, on Endeavour’s Board at our Annual Meeting of Stockholders on May 22. We ask that you carefully read the proxy materials that we have previously sent to you so that you know the full story behind why we believe Jason Kalisman is not qualified to serve as a director on Endeavour’s Board.

KALISMAN HAS NO PRIOR OIL AND GAS EXPERIENCE

We believe it is critical to reiterate to our stockholders that Mr. Kalisman has NO prior experience in the oil and gas industry, has demonstrated a fundamental lack of understanding of Endeavour’s business, and has been criticized recently by a leading proxy advisory firm in connection with poor corporate governance practices. Simply put, your Board and management team do not believe that Mr. Kalisman, who is being nominated to replace an independent director with over 40 years of experience and a proven track record of success in our industry, will be able to make any valuable contributions to Endeavour’s boardroom. Endeavour has added four new directors over the last three years, including two new directors just this year. Sixty percent of our board has turned over during that time period. In further contrast to Mr. Kalisman, one of our new directors, William D. Lancaster, brings to Endeavour significant industry experience in addition to having been recommended by a large stockholder in 2013. Mr. Lancaster was in fact previously endorsed and proposed for nomination by Talisman.

WE BELIEVE THAT KALISMAN DOES NOT UNDERSTAND OUR BUSINESS

Kalisman’s proposals for the Company reveal his basic lack of understanding of the industry and our business in particular. Specifically, Kalisman has proposed that we immediately sell off our U.S. portfolio to focus on the U.K. North Sea market. Your Board and management team regularly reviews our asset portfolio and just last year, with the assistance of Tudor, Pickering, Holt & Co., a leading, independent energy industry advisor, undertook a thorough review of our asset portfolio and the best ways to maximize its value. Kalisman demonstrates his ignorance of our business in his failure to understand the significant value that could be created once the U.S. team progresses the assets to the “proof of concept” phase. Kalisman’s short-sighted plan to sell the assets now would cost our stockholders by throwing away unrealized value. We have a strategic plan in place to strengthen our balance sheet, and Kalisman’s harmful proposal to sell our U.S. assets offers no benefit to stockholders.

This misguided asset sale idea is the only concrete strategic suggestion offered by Kalisman – reinforcing that he is out of his depth when it comes to our business. Without significant knowledge or understanding of our industry, Kalisman seems to be merely throwing out ill-conceived ideas in the hope that our stockholders will be fooled into thinking that they have valuable ideas about Endeavour’s strategic direction.

ENDEAVOUR STOCKHOLDERS SHOULD CAREFULLY CONSIDER KALISMAN’S POOR CORPORATE GOVERNANCE TRACK RECORD

Mr. Kalisman has criticized Endeavour’s governance practices while characterizing himself as a “proven fiduciary incentivized to champion improved accountability and corporate governance.” In fact, Mr. Kalisman has participated on the board of directors of only one publicly traded company and for barely three years, indicating that his contention of being a “proven fiduciary” is grossly misleading.

In addition, just in the past week Mr. Kalisman has been criticized by a leading proxy advisory firm for poor governance at Morgans Hotel Group Co., where he serves as Chairman of the Board. In a direct rebuke of the Kalisman-led Board’s corporate governance, Glass-Lewis, in their recommendation for two dissident nominees to the Kalisman-led Morgans Hotel Board, stated: “We’re concerned about the current [Morgans Hotel] board’s unresponsiveness to shareholders and its decision to stop conducting quarterly earnings conference calls with investors, eliminating one of the primary means investors have to communicate with the Company and management and to hold them accountable for their performance. Such reduced transparency and communications is not what we’d characterize as improved accountability.”1

The report also stated about the Morgans Board, led by Mr. Kalisman:

“Separately, we look unfavorably at the board’s decision leading up to this proxy contest to expand the board by two members just 40 days before the meeting, after the record date and after [the Dissident] had already announced its seven-member board slate. We generally view the last-minute board expansion as a way to tamper the mechanics of the director election in order to hinder the Dissident’s proxy solicitation.”

The report concluded that the Kalisman-led Morgans Hotel Board was deficient in its corporate governance:

“…we believe the [Morgans Hotel] Dissident has identified areas for improvements with respect to the current board’s governance policies, responsiveness to shareholders and accountability.”

KALISMAN HAS A HISTORY OF IGNORING OTHER SHAREHOLDERS RIGHTS – WHY WOULD THIS TIME BE DIFFERENT

In addition, a large shareholder of Morgans recently filed a Schedule 13D with the SEC that included a public letter addressed to Mr. Kalisman. In the letter, the large shareholder complains that the board observation rights that they are entitled to and were forced to sue to enforce are being ignored:

“One of the lawsuits we filed in New York dealt with our belief that [our] board observation rights were being ignored and subverted. In spite of the fact that the parties negotiated in good faith to settle that lawsuit (along with others) we are still being ignored and excluded.”

“We are a major owner, we are interested in participating in discussions and decisions concerning the operation of Morgans’ [hotel] business and the performance of its assets. These are clearly mandated by our observation rights but as stated above, are being completely ignored.”

Do not be misled by Mr. Kalisman. Your Board of Directors and management team own more than 6% of Endeavour. Our interests are directly aligned with all stockholders. Your Board strongly urges you, our valued stockholders, to protect our ability to achieve our strategic objectives by voting the WHITE proxy card to elect the Company’s three highly qualified director nominees. You may vote online or by telephone or by signing and dating the enclosed WHITE proxy card and returning it in the enclosed pre-paid return envelope.

[1]	Permission to use quotations neither sought nor obtained.

VOTE THE WHITE PROXY CARD TODAY

Your Board unanimously recommends stockholders vote FOR your Board of Director’s experienced and highly qualified director nominees on the WHITE proxy card today.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to make your voice heard by voting online, by telephone or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

You may soon receive proxy materials from the dissident. Your Board urges you to reject Talisman and their solicitation and to disregard their proxy materials. We believe that Talisman’s interests are NOT aligned with all stockholders and that their assertions are filled with unsound ideas and misleading information. Their platform, which, in our view, falls short of presenting stockholders any real and credible plan, demonstrates a complete lack of understanding of our industry and would potentially shortchange Endeavour stockholders who deserve the full value that can be realized through Endeavour’s assets. On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

William L. Transier

Chairman, Chief Executive Officer and President

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

Stockholders May Call Toll-Free: (855) 223-1287

Banks & Brokers May Call Collect: (203) 658-9400

Email: endeavourinfo@morrowco.com

Forward-looking Statements

This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Endeavour. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Endeavour’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014, Form 10-K/A filed on March 21, 2014 and other filings for a discussion of material risk factors. Endeavour disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

Important Additional Information

Endeavour, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from Endeavour’s stockholders in connection with Endeavour’s 2014 Annual Meeting of Stockholders. Endeavour has filed its definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2014 Annual Meeting of the Stockholders. ENDEAVOUR STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER MATERIALS FILED BY ENDEAVOUR WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Endeavour’s directors, director nominees and executive officers and their respective interests in Endeavour, by security holdings or otherwise, is set forth in Endeavour’s definitive proxy statement and other materials filed with the SEC. Additional information can also be found in Endeavour’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014 and Form 10-K/A filed on March 21, 2014 and Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 9, 2014.

These documents, including the definitive proxy statement (and any amendments or supplements thereto) and other documents filed by Endeavour with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at Endeavour’s investor relations website at www.endeavourcorp.com/2014AnnualMeeting.htm.